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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                             LIDAK PHARMACEUTICALS,
                            A CALIFORNIA CORPORATION

Gerald J. Yakatan, Ph.D. and Gregory P. Hanson certify that:

        1. They are the President and CEO; and V.P., Finance, Chief Financial Officer and Secretary, respectively, of LIDAK Pharmaceuticals (the "Corporation").

        2. ARTICLE 1 of the Articles of Incorporation of the Corporation is hereby restated to read as follows:

                                   "ARTICLE 1

        The name of the corporation is AVANIR Pharmaceuticals (the "Corporation")."

        3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Corporation's Board of Directors.

        4. The foregoing amendment of the Articles of Incorporation has been duly approved by a vote of the shareholders of the Corporation in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation entitled to vote with respect to the amendment was 39,814,017 shares of Class A Common Stock (one vote per share), and 49,000 shares of Class B Common Stock (five votes per share). Class A Common Stock and Class B Common Stock voted together as Common Stock with respect to the foregoing amendment. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the votes entitled to be cast.

        We further declare, under penalty of perjury under the laws of the State of California, that the matters set forth in this Certificate of Amendment of the Articles of Incorporation of LIDAK Pharmaceuticals are true and correct of our own knowledge.

        Executed at San Diego, California on this 20th day of November, 1998.


                                     /s/ Gerald J. Yakatan
                                     -------------------------------------------
                                     Gerald J. Yakatan, Ph.D., President and CEO


                                     /s/ Gregory P. Hanson
                                     -------------------------------------------
                                     Gregory P. Hanson, V.P., Finance, Chief
                                     Financial Officer and Secretary